UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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DARDEN RESTAURANTS, INC.

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NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Contacts:
(Analysts) Matthew Stroud	(407) 245-5288
(Media) Bob McAdam	(407) 245-5404

DARDEN’S DIRECTOR NOMINEES MAIL LETTER TO SHAREHOLDERS

Letter Highlights Significant Progress on Operating Priorities, Including Olive Garden Brand Renaissance

Darden’s Director Nominees Are Confident in Darden’s Future and Their Ability to Drive Superior Growth and Value Creation – For the Benefit of ALL Darden Shareholders

Darden Recommends Shareholders Vote “FOR ALL” on BLUE Proxy Card – the Only Card that Provides for Majority Change and a Balanced Approach of Fresh Perspectives, Continuity and Representation for Starboard Nominees

Warns Shareholders that Any Vote on the White Card Could Result in Giving Total Control of the
Board to Starboard and Its Nominees

ORLANDO, Fla., – October 1, 2014 – Darden Restaurants, Inc. (NYSE: DRI) today announced that it is mailing a letter to shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders.  This letter and other materials regarding the Board’s recommendation for the 2014 Annual Meeting can be found on the Company’s website and at www.DardenAnnualMeeting.com.

October 1, 2014

Dear Darden Shareholder:

We are pleased to report that the actions we have taken to reinvigorate restaurant performance, reduce costs and focus on opportunities we view as offering the highest value-creating potential are delivering positive results across the Company, including at Olive Garden®, LongHorn Steakhouse® and our Specialty Restaurants, which include The Capital Grille®, Bahama Breeze®, Seasons 52®, Eddie V’s® and Yard House®.

At Olive Garden, we are successfully implementing a far-reaching Brand Renaissance plan that includes:
●	A new menu to reinforce value, improve quality, expand choice and variety, and capitalize on the convenience trend by rolling out online To-Go sales, with excellent results thus far;
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Enhancing the service and experience we provide to our guests.  The introduction of tabletop tablets and enhanced guest service training are two examples of the initiatives underway that we expect will continue to improve guest service and drive efficiencies with minimal capital investment;

●	More impactful and motivating advertising and promotions that emphasize brand-building for Olive Garden, rather than price points; and
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A re-imaging program to enhance the dining experience, including new plate ware and server uniforms, a new logo and exterior signage, new table top merchandising, and a remodeling plan that contemplates 75 remodeled restaurants in fiscal 2015.

In our view, Gene Lee, Darden’s President and Chief Operating Officer, and Dave George, President of Olive Garden, have done an excellent job executing the Olive Garden Brand Renaissance plan since being appointed to their new roles by Darden’s Board of Directors in January and September 2013, respectively.

The progress we are making at Olive Garden is reflected in the operating performance and improvements we reported in the Company’s fiscal first quarter 2015 results:
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Guest experience and satisfaction scores are improving across the system, including Overall, Attentiveness, Pace of Meal and Food Taste, as a result of an intensified focus on service and food quality.  We expect these results to translate into higher traffic trends over time.

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Online ordering is underway and strengthening the take-out business.  In the first quarter of fiscal 2015, Olive Garden achieved a 13% increase in its take-out business compared to the first quarter last year.  In recent weeks, To-Go sales have grown at approximately 20% on a year-over-year basis.  Notably, the Company continues to see a 30% increase in check average when guests order online, which will drive margin growth should these trends continue.

●	Initial tests of tablet technology are generating positive results, including increased add-on sales, table turnover, guest survey response rates, and tip percentage for servers.
●
The pilot remodel program is supporting higher traffic and sales momentum.  The Company has completed three remodels, which introduce significant interior and exterior improvements.  This has resulted in a more than 10% increase in traffic as well as an increase in alcohol and beverage sales.

Our progress is encouraging.  While system-wide improvement will take time given Olive Garden’s size and already high unit sales volumes and returns, we have great confidence in Olive Garden’s long-term success – and believe our shareholders have reason to be confident too.  The management team that is currently executing the Olive Garden Brand Renaissance has a strong record with Darden’s other brands, having overseen tremendous growth at LongHorn Steakhouse and our Specialty Restaurants, all of which are continuing to deliver solid results.
●
At LongHorn Steakhouse, efforts to build the brand into America’s favorite steakhouse are on track.  In fiscal 2014, LongHorn’s same-restaurant sales (SRS) grew 2.7% year-over-year and exceeded the industry by 3.8 percentage points. This momentum carried into the 2015 fiscal first quarter with SRS up 2.8%.

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At Darden’s Specialty Restaurants, we continue to achieve solid growth.  In fiscal 2014, total sales exceeded $1.2 billion, a 25.2% increase from the prior year, and blended SRS grew 1.6%.  In the 2015 fiscal first quarter, blended SRS grew 2.1%.  We are confident that we will reach our goal of $1 billion in incremental sales from our Specialty Restaurant brands over the next five years.

In addition to these brand initiatives, we have meaningfully reduced operating support costs.  In fiscal 2015, selling, general and administrative expenses as a percentage of sales are expected to be the lowest since Darden became a public company.

Even with this progress, we recognize that more must be done – and is being done – to return Darden to the superior growth and value creation for which it has historically been known.  We have made important enhancements to the Company’s leadership structure, including announcing a search for a new Chief Executive Officer and the previously discussed appointments of Messrs. Lee and George.  In addition, we have announced a new slate of director nominees, who if elected, would result in eight of

Darden’s 12 independent directors being new to the Board this year, the election of a new independent Board chair and the reconstitution of all the Board’s committees.  Darden’s new slate includes four new, highly qualified independent nominees unaffiliated with the Company or Starboard; four continuing director nominees, all of who are committed to the positive change Darden is undertaking and to working constructively with the other members of the reconstituted Board; and four seats to be filled by candidates nominated by Starboard.  We believe Darden’s slate provides the optimal balance of fresh perspectives and continuity of experience and insight into Darden’s operations and industry trends overtime.

Darden is a global company with a complex business that includes unique supply chain requirements, multiple consumer segments, specific brand needs and 150,000 employees.  It requires long-term vision and long-term strategic planning to drive sustainable value creation.  Darden’s director nominees have experience and proven records directly overseeing complex operations similar to Darden’s, guiding successful strategic execution, operational turnarounds and asset optimization initiatives. Collectively, we believe we have the expertise needed to continue the progress Darden is making and to capture the opportunities ahead for additional value creation.  This expertise includes:
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Leading global consumer and retail companies with skill sets in operations, food service and restaurants, hospitality, consumer marketing/brand building, supply chain and distribution management, and consumer packaged goods;

●	Developing and executing significant corporate turnarounds through operational improvements, increased financial discipline and exiting of non-core businesses;
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Optimizing asset portfolios through franchising, real estate development, and mergers and acquisitions, with many of Darden’s independent directors directly overseeing or guiding the strategic direction of real estate portfolios;

●
Serving as senior executive leaders at other publicly traded companies, including in the roles of Chairman, Chief Executive Officer, Chief Operating Officer, as well as serving in Board committee leadership roles and as individual directors; and

●	Developing strategies and policies in other key areas, including technology, human resources, and corporate governance.

All of us on Darden’s slate – our four new independent directors and our four continuing independent directors – are focused on enhancing shareholder value.  We are open to exploring all options for Darden’s assets to ensure that we deliver on this objective, and we are united in our commitment to representing the best interests of ALL Darden shareholders.

In contrast, we are concerned that ceding total control of Darden’s Board to Starboard and its preferred nominees would be disruptive to the Company and to the value of your investment in Darden.  Further, we do not believe that it is in the interests of all shareholders to have 86% of the Board be composed of directors selected and nominated by a single minority shareholder who holds 8.8% of the shares.

We believe that decisions critical to Darden’s success and its ability to maintain its industry-leading $2.20 per share annual dividend – including decisions regarding capital allocation, strategic direction and the selection of Darden’s next Chief Executive Officer – should be made by a truly independent, well-rounded Board that represents the interests of all Darden shareholders.

We urge you: Vote for the benefits and balance provided by fresh perspectives and continuity.  Vote for experience.  Support progress and value creation.  Vote “FOR ALL” of Darden’s highly qualified and independent nominees on the BLUE proxy card today.

Sincerely,

/s/ Michael W. Barnes Michael W. Barnes	/s/ Gregory L. Burns Gregory L. Burns	/s/ Jeffrey H. Fox Jeffrey H. Fox	/s/Christopher J. Fraleigh Christopher J. Fraleigh
/s/ Steve Odland Steve Odland	/s/ Michael D. Rose Michael D. Rose	/s/ Maria A. Sastre Maria A. Sastre	/s/ Enrique Silva Enrique Silva

About Darden Restaurants

Darden Restaurants, Inc., (NYSE: DRI), owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands – Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information About Forward-Looking Statements

Forward-looking statements in this communication regarding our ability to improve performance across our brands and enhance shareholder value and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V’s, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.